EXHIBIT 99.1
Diversified Energy Provides Board of Director Update
Diversified Energy Company (NYSE: DEC, LSE: DEC) is pleased to announce that its Board of Directors (the “Board”) has appointed Kirk Oliver as an independent non-executive director, effective May 21, 2026.
Mr. Oliver brings approximately 20 years of energy industry and financial expertise. He most recently served as Executive Vice President and Chief Financial Officer of Equitrans Midstream Corporation.
Prior to joining Equitrans, Mr. Oliver was the Chief Financial Officer of UGI. Mr. Oliver has also held senior executive and financial leadership positions at Allegheny Energy, TXU Corporation and Hunt Power. Earlier in his career, Mr. Oliver worked in investment banking at Lehman Brothers in the Global Power and Energy Group. Mr. Oliver received his Bachelor of Science degree in Electrical Engineering from Lawerence Technological University and holds a Masters in Business Administration from the University of Chicago Booth School of Business.
Upon his appointment, Mr. Oliver will become a member of the Board’s Audit and Risk and Sustainability and Safety Committee.
Commenting on the appointment, David Johnson, Chairman, said:
“It is my pleasure to welcome Kirk to Diversified’s Board of Directors. His breadth of experience, leadership, and reputation in the energy industry will provide valuable perspectives. We look forward to Kirk’s contributions as Diversified continues to progress its strategy of acquiring, operating, and optimizing cash generating energy assets that create value for shareholders.”
For further information, please contact:

Diversified Energy Company
Doug Kris	•	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications		973 856 2757

FTI Consulting		dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire existing, long-life assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.